Exhibit 99.1
                              For Immediate Release
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Company Contacts:                                   ARC Wireless Solutions, Inc.
Randall Marx, Chief Executive Officer               Phone: 303-421-4063
randall.marx@arcwireless.net                        Fax:   303-424-5085
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Richard Anderson, Investor Relations
richard.anderson@arcwireless.net
web page: www.arcwireless.net
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             ARC WIRELESS SOLUTIONS REPORTS SECOND QUARTER EARNINGS

           Company Enters Into First Government Security Sub-Contract
                    For Airborne Surveillance Antenna Systems

     Wheat Ridge, Colorado August 12, 2005 - ARC Wireless Solutions, Inc. (OTC BB:ARCS) today reported financial results for the second quarter of 2005. Revenues for the second quarter of 2005 were $8,634,000 as compared to $9,952,000 for the same period last year. For the six months ended June 30, 2005, revenues were $17,658,000 as compared to $17,186,000 for the same period last year. The decrease in revenues in the second quarter of 2005 was primarily a result of a decrease in Winncom Technologies Corp's customers'orders for Proxim equipment due to Proxim's announcement of bankruptcy and pending sale of Proxim's assets. Despite the reduction in Proxim equipment orders from Winncom's customers, total sales were higher for the six month period ended June 30, 2005.

     On July 18, 2005 Terabeam Wireless ("Terabeam")(YDI Wireless, Inc. NASDAQ:
YDIW) and Proxim entered into an asset purchase agreement which was approved by the U.S. Bankruptcy Court on July 20, 2005 and Terabeam's acquisition of Proxim's assets was completed on July 27, 2005. Management believes that the purchase of Proxim's assets by Terabeam , and Terabeam's decision to keep Proxim's key employees, together with ARC Wireless' existing relationship with Terabeam , are very positive and are expected to lead to a resumption of normal sales volumes for Proxim equipment through Winncom.

     Net income for the second quarter 2005 was $207,000 compared to $324,000 for the same period last year. For the six months ended June 30, 2005, net income was $106,000 as compared with $405,000 for the same period last year. Even though, for reasons stated above, sales were less in the second quarter of 2005 than in 2004, margins increased at both Winncom and our Wireless Communications Solutions Division. Net income was also affected in the second quarter by Winncom's loss of $65,000 in early payment discounts to Proxim because of Winncom's suspension of early payments to Proxim from the time of Proxim's bankruptcy filing pending the consummation of the sale of Proxim's assets.

     SG&A expense increased $95,000 and $397,000 for the three and six month periods ended June 30, 2005 respectively. The increase in SG&A expense is primarily due to the increase in costs related to Winncom's international expansion. Because of the potential of wireless networking in international markets, Winncom has been expanding its resources for its international markets. International costs primarily include marketing, advertising, trade shows, travel and outside services.

     As previously announced, in October 2004, Winncom entered into a "Frame" Agreement (Agreement of Understanding) with Joint Stock Company Kazakhtelecom ("Kazakhtelecom"), the national telecommunications operator for the Republic of Kazakhstan, that gives Winncom the right, subject to Winncom's obtaining 100% financing for the project upon terms and conditions acceptable to Kazakhtelecom, and subject to a number of other matters, to undertake, on a turnkey basis, development of a modern telecommunications infrastructure to be located on the left bank of the City of Astana, Kazakhstan. With several competing bids, Winncom was awarded the contract after several months of negotiations. The total cost of the project is $54,945,700.

     On May 9, 2005, the Board of Directors of the Export Import Bank of the United States ("Ex-Im Bank") approved the majority of the financing for the Winncom Kazakhtelecom project. The Ex-Im Bank is the official export credit agency of the United States with the mission to assist in financing the export of U.S. goods and services to international markets.

     As of June 30, 2005, Kazakhtelecom has not approved the terms from Ex-Im Bank for the majority of the project financing, and Winncom has no commitments for the additional financing to be able to undertake the project. If Winncom is able to obtain the full amount of the financing, Winncom will be paid on a pro-rata basis by Kazakhtelecom after Kazakhtelecom enters into the appropriate agreements with the financial institution(s) for the repayment of the funds to the financial institution(s).

     Although Kazakhtelecom must approve a work program and timeline to be submitted by Winncom, the project, if it commences, is expected to take approximately 30 months from the date the work program and total financing have been approved by Kazakhtelecom. This timeline may be delayed for seasonal purposes due to inclement winter weather in Kazakhstan.

     As of June 30, 2005, Winncom has deferred approximately $50,000 in Kakakhtelecom project costs (site survey and engineering). These costs have been deferred because Winncom believes the project will go forward.. If the project does not go forward, Winncom will be required to expense these deferred project costs. [From Alan: Hein should review this paragraph]


     "Despite the temporary setback in sales in the second quarter, we are very pleased with the resiliency of Winncom and the increased gross profit margins by the Company," stated Randall P. Marx, chief executive officer of ARC Wireless Solutions. "We are very excited with the potential of significant growth in our international business and the resolution of the sale of Proxim to one of our long-standing and respected customers, Terabeam. We are also pleased that the Wireless Communications Solutions Division has entered into a government sub-contract for the development of an airborne antenna system for surveillance and directional finding. With the expansion of our engineering staff and technical expertise, we intend to continue to pursue more government business in the future," Mr. Marx added.

About ARC Wireless Solutions, Inc.

ARC Wireless Solutions, Inc. is involved in selective design, manufacturing and marketing, as well as distributing and servicing, of a broad range of wireless components and network products and accessories. The Company develops, manufactures and markets proprietary products, including base station antennas (for cellphone towers) and other antennas, through its Wireless Communications Solutions Division; it is a value added distributor of Wi-Fi(R) and other wireless networking products through its Winncom Technologies Corp. subsidiary; and it designs, manufactures and distributes cable assemblies for cable, satellite and other markets through its Starworks Wireless Inc. subsidiary. The Company's products and systems are marketed through the Company's internal sales force, OEMs, numerous reseller distribution channels, retail, and the Internet. ARC Wireless Solutions, Inc., together with its Wireless Communications Solutions Division and its Starworks Wireless subsidiary, is headquartered in Wheat Ridge, Colorado. The Company's Winncom Technologies Corp. subsidiary is located in Solon, Ohio. For more information about the Company and its products, please visit our web sites at www.arcwireless.net, www.antennas.com, www.winncom.com and www.starworkswireless.com.

     This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. This Release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in the forward-looking statements and assumptions upon which forward-looking statements are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. See the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K for additional statements concerning important factors, such as demand for products, manufacturing costs, and competition, that could cause actual results to differ materially from the Company's expectations.